December 13, 2016

Board of Directors

Global Pharma Labs, Inc.

433 Estudillo Ave

Suite 206

San Leandro, CA 94577

Re:	Form 1-A, to be filed with the Securities and Exchange Commission for Global Pharma Labs, Inc., a Delaware corporation (the "Company")

CIK: 0001690824

Dear Ladies and Gentlemen:

I have been engaged as counsel to Global Pharma Labs, Inc., a Delaware corporation, in connection with the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 30,000,000 newly issued shares of the Company's common stock, $0.0001 par value (the “Shares”), for public sale by the issuer, and 10,000,000 shares being offered by the Selling Shareholder (the “SS Shares”), pursuant the exemption from registration provided for by Regulation A, promulgated under the Securities Act of 1933.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i. The Certificate of Incorporation of the Company, filed August 29, 2016;

ii. Bylaws of the Company, dated August 29, 2016;

iii. The Offering Statement noted above and the Exhibits thereto; and

iv. Such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to me by the parties herein. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based on the foregoing, I am of the opinion that the Shares, when issued according to the terms of the prospectus contained in this registration statement, will be duly and validly issued, duly authorized, fully paid and non-assessable. Similarly, I am of the opinion that the SS Shares have been duly and validly issued, and are duly authorized, fully paid and non-assessable.

This opinion is limited to the laws of the State of Delaware and federal law as in effect on the date of the qualification of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

I hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Offering Statement.

Sincerely,

/s/ Benjamin L. Bunker

Benjamin L. Bunker, Esq.